Exhibit 99.1

For Immediate Release

Contact:
Lynn Kettleson
Clarke Communication Group
lkettleson@clarkecommgroup.com
(978) 463-7952

ADVANCED MAGNETICS ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK

CAMBRIDGE, MA (December 7, 2006) - Advanced Magnetics (NASDAQ: AMAG) today announced the pricing of an underwritten public offering of 2,103,000 shares of its common stock at a price to the public of $62 per share, before underwriting discounts and commissions. Advanced Magnetics also granted the underwriters a 30-day option to purchase up to an additional 315,450 shares of common stock. All of the shares are being offered by Advanced Magnetics.

Morgan Stanley & Co. Incorporated is acting as the sole book-running manager for the offering. UBS Securities LLC is acting as joint lead manager for the offering. Jefferies & Company, Inc. and ThinkEquity Partners LLC are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus may be obtained by sending a request to Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, New York, New York 10004, (212) 761-4000.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

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